Exhibit C

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

May 18, 2017

Nordic Investment Bank

Fabianinkatu 34

FI-00171 Helsinki, Finland

Ladies and Gentlemen:

We have acted as special United States counsel to the underwriters and agents, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement under Schedule B (the “Registration Statement”) of Nordic Investment Bank (“NIB” or the “Registrant”) relating to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus, of debt securities and/or warrants of NIB (the “Securities”). The Registration Statement relates to the Securities, having an aggregate initial public offering price or purchase price of up to U.S.$3,344,310,333, or the equivalent thereof in other currencies. The Securities are to be issued under a Fiscal Agency Agreement dated May 22, 2007 between NIB and Citibank, N.A. as fiscal agent (the “Fiscal Agent”), as amended by agreements dated October 2, 2009, December 17, 2010 and January 25, 2016, in each case between NIB and the Fiscal Agent (as so amended, the “Fiscal Agency Agreement”).

We have reviewed the originals or copies certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities will be the valid, binding and enforceable obligations of NIB.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of NIB, (a) we have assumed that NIB and each other party to such agreement or obligation have satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to NIB regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to such agreement or obligation); (b) we have assumed that Securities denominated in a currency other than U.S. dollars will comply in all respects with the applicable law of the country in whose currency such Securities are denominated in respect of the use of or payment in such currency; (c) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights; and (e) we have assumed that the effective interest rates on the Securities will comply with all applicable usury laws. In addition, we note that the enforceability of the waiver of immunities by NIB set forth in the Securities and Section 26 of the Fiscal Agency Agreement is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976.

We have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of all Securities will conform to the forms thereof contained in the Fiscal Agency Agreement and will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over NIB, (iv) the Securities will be issued, sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (v) NIB will authorize the offering and issuance of the Securities and will authorize, approve and establish the final terms and conditions thereof and will enter together with the Fiscal Agent into any necessary supplemental fiscal agency agreement relating to the Securities and will take any other appropriate additional action, and (vi) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by the Fiscal Agency Agreement, duly authenticated and countersigned.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States will be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

We express no opinion as to the enforceability of Section 34 of the Fiscal Agency Agreement relating to currency indemnity.

With respect to the first sentence of Section 16(c) of the Selling Agency Agreement dated May 22, 2007 among NIB and the several agents named therein (the “Agents”), as amended by agreements dated December 17, 2010, May 6, 2011 and January 25, 2016, in each case among NIB and the Agents (as so amended, the “Selling Agency Agreement”), the first sentence of Section 26(a) of the Fiscal Agency Agreement and the first sentence of the second paragraph under “Governing Law; Waiver” in the master global notes dated January 25, 2016, including the respective riders thereto, evidencing each of the Registered Notes and the Rule 144A Notes (the “Master Notes”), each as executed by NIB and the Fiscal Agent, and the forms of the Notes appearing as Exhibits D, E, F, G, H and I to the Fiscal Agency Agreement (the “Forms of Notes”), we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Selling Agency Agreement, the Fiscal Agency Agreement or the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion in any registration statement relating thereto filed by the Registrant with the Commission pursuant to Rule 462(b) under the Securities Act and the use of our name and the making of the statements with respect to us that are set forth under the caption “Validity of the Securities” in the Prospectus included in the Registration Statement or amendment thereto filed by NIB with the Commission.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Cleary Gottlieb Steen & Hamilton LLP

By:     /s/ Ward A. Greenberg
Ward A. Greenberg, a Partner